EVOQUA ANNOUNCES DEFINITIVE AGREEMENT TO DIVEST MEMCOR® PRODUCT LINE

PITTSBURGH – October 3, 2019—Evoqua Water Technologies (NYSE: AQUA) today announced an agreement to divest its Memcor® membrane product line to DuPont Safety & Construction. The transaction, which includes the product line’s global workforce, its manufacturing site in Windsor, Australia, associated operations and intellectual property, is expected to close by the end of 2019, subject to customary terms and closing conditions.
The sale of Memcor allows Evoqua to focus on core products and solutions in line with its strategy toward digitally enabled, recurring revenue-based businesses.  Evoqua will continue to design, source and assemble membrane-based systems for customers, incorporating best in class component technologies from partners like DuPont whose core competence resides in membrane development and manufacturing.
“This transaction is an excellent opportunity for Memcor and its employees to align with DuPont’s strength in membrane development and material science,” said Ron Keating, CEO of Evoqua. “Evoqua’s strategy is to source components that we can incorporate into innovative products, and integrated solutions and services, that align with our strengths. We are confident that the Memcor product line will thrive under DuPont’s leadership and we look forward to continuing our decades long business relationship to bring integrated membrane-based systems and solutions to the marketplace.”
The Memcor product line represents more than 30 years of expertise in membranes and systems for municipal drinking water, wastewater reuse and wastewater applications. Memcor products are also used as pretreatment to reverse osmosis in industrial applications.
Evoqua and DuPont have a legacy of deep collaboration in ion exchange and reverse osmosis, with DuPont supplying materials for Evoqua’s system. That collaboration will now extend to low pressure membranes and strengthen the strategic partnership between the two companies.
“This agreement is the culmination of a long-standing mutually beneficial relationship,” said HP Nanda, Global Vice President and General Manager, DuPont Water Solutions. “This transaction further complements both companies’ strengths to focus more effectively on what each does best. The addition of Evoqua’s ultrafiltration portfolio opens additional market spaces for DuPont including membrane bioreactors, submerged and pressurized ultrafiltration systems bringing more choice and opportunity for customers.”
About Memcor® membranes
Memcor membrane technology originated in Australia in the late 1970s and pioneered many firsts in low-pressure membrane technology, which consists of microfiltration, ultrafiltration and membrane bioreactors (MBR). It is one of several technologies that make up the Advanced Filtration and Separation division within Evoqua’s Applied Product Technologies (APT) Segment. The product line consists of an international workforce, with the largest concentration located in Australia, primarily focused on membrane chemistry, research, development and membrane manufacturing operations. Additional associates include global sales, engineering and service personnel.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission-critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across nine countries. Serving more than 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

CONTACTS:
Media
Lisa Marchewka
Vice President, Brand and Strategy
Evoqua Water Technologies
Telephone: 978-614-7219
Email: lisa.marchewka@evoqua.com

Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com